Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-91804, 333-88454 and 333-143216) of Alamo Group Inc. of our report dated July 8, 2009, except for certain information in Notes 1 and 13, as to which the date is October 22, 2009 relating to the financial statements of Bush Hog, LLC, which appears in this Current Report on Form 8‑K/A of Alamo Group Inc. dated January 20, 2010.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 20, 2010